NSAR ITEM 77O
April 1, 2002 - September 30, 2002
Van Kampen Growth Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            JetBlue Airways Raymond        600       0.010      04/11/02
                 Corp.           James

    2            Tower          J.P.        146,000       0.973      05/07/02
                 Automotive     Morgan




Underwriters for #1:
Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Raymond James & Associates, Inc.
UBS Warburg LLC
Arnhold and S. Bleichroeder Inc.
M.R. Beal & Company
BNP Paribas Securities Crop.
Credit Lyonnais Securities (USA) Inc.
HVB Capital Markets, Inc.
Samuel A. Ramirez & Company, Inc.

Underwriters for #2:
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Robert W. Baird & Co. Incorporated
Salomon Smith Barney Inc.